Exhibit 3.1


                              ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 RES-CARE, INC.


     The undersigned, being the President and Chief Executive Officer of the Corporation, does hereby state as follows:

     1. The name of the Corporation is Res-Care, Inc.

     2. The amendment to the Amended and Restated Articles of Incorporation adopted by the Board of Directors and approved at a meeting of the shareholders is as follows:

     Articles IV, V and VI of the Amended and Restated Articles of Incorporation are hereby amended such that, as amended, said Articles IV, V and VI shall read in their entirety as follows:

                                   "ARTICLE IV

                                Principal Office

               The mailing address of the principal office of the Corporation is 10140 Linn Station Road, Louisville, Kentucky 40223.

                                    ARTICLE V

                       Registered Office; Registered Agent

               The street address of the registered office of the Corporation is 10140 Linn Station Road, Louisville (Jefferson County), Kentucky 40223, and the name of the registered agent at such office is Ronald
          G. Geary.

                                   ARTICLE VI

                                Authorized Shares

               The total number of shares which the Corporation shall have the authority to issue is 41,000,000 shares ("Shares"), which shall be divided into two classes as follows:



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                           40,000,000 Common Shares; and

                           1,000,000 Preferred Shares.

               The   designations,   voting  powers  and  relative   rights  and
          preferences of the shares shall be as follows:

               A. Common Shares.

               1. Powers, Rights and Preferences. The Common Shares shall be without distinction as to powers, rights and preferences. Except as may be provided by the Board of Directors in a designation of any series of Preferred Shares (in accordance with the provisions of Paragraph B of Article VI) or as otherwise declared by law, the Common Shares shall have the exclusive right to vote for the election of directors and on all other matters in which shareholders are generally entitled to vote. Except with respect to the election of directors (where cumulative voting is required), each of the Common Shares shall have one vote per share (which vote may not be split into fractional votes) on matters on which holders of Common Shares are entitled to vote.

               2. Dividends. After the requirements with respect to preferential dividends on Preferred Shares (fixed in accordance with the provisions of Paragraph B of Article VI), if any, have been met and after the Corporation has complied with any requirements for setting aside sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be established in accordance with the provisions of Paragraph B of Article VI, the holders of Common Shares shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.

               3. Distributions on Common Shares. After distribution in full of any preferential amount (as may be fixed in accordance with the provisions of Paragraph B of Article VI) to be distributed to the holders of Preferred Shares, and subject to any further rights of the holders of Preferred Shares to further participate in a liquidation, distribution or sale or assets, dissolution or winding-up of the Corporation, the holders of Common Shares shall be entitled to receive, upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, all of its remaining assets, tangible and intangible, of whatever kind available for distribution to the shareholders, ratably in proportion to the number of Common Shares held by each.



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               4.  Issuance of Common  Shares.  Common Shares may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

               B. Preferred Shares.

               1. Issuance by Board Resolutions; Series. The Board of Directors of the Corporation shall have authority by resolution to issue from time to time Preferred Shares in one or more series. Each series shall be distinctly designated by number, letter or title. All shares of any one series of Preferred Shares shall be alike in every particular. The powers, preferences and voting, relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

               2.   Preferences  and  Rights.   Subject  to  the  provisions  of
          subparagraph 3 of this Paragraph B of Article VI, the Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Shares, the designation, powers, preferences and voting, relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

               (a) The distinctive designation of, and the number of Preferred Shares which shall constitute the series, which number from time to time may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

               (b) The rate and times at which, and the terms and conditions upon which, dividends on the shares of the series shall be paid, whether the dividends shall be cumulative or non-cumulative, and if cumulative, from what date or dates, and the preferences or relation, if any, of such dividends to the dividends payable on any shares of any other series or class of stock of the Corporation;

               (c) Whether shares of the series shall be subject to redemption, and if so subject, whether they shall be subject to redemption (i) at the option of the Corporation, the shareholder, another person and/or upon the occurrence of a designated event, (ii) for cash, indebtedness, securities (including, without limitation, Common Shares) or other property, or any combination thereof, and (iii) for a designated amount or for an amount determined in accordance with a


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

          designated formula or by reference to extrinsic data or events; and, as to any shares of a series subject to redemption, such other terms and conditions on which the shares of the series may be redeemed;

               (d) Whether the holders of the shares of the series shall be entitled to the benefit of a sinking fund or redemption or purchase account to be applied to the purchase or redemption of the shares of the series and, if so entitled, the amount of such fund and the terms and conditions relative to the operation thereof;

               (e) Whether the shares of the series shall be convertible into, or exchangeable for, any Common or other Preferred Shares of the Corporation or any other securities and, if so convertible or exchangeable, whether the conversion or exchange (i) is at the option of the Corporation, the shareholder, another person and/or upon the occurrence of a designated event, (ii) shall be for cash, indebtedness, securities (including, without limitation, Common Shares) or other property, or any combination thereof, and (iii) shall be for a designated amount or at a designated ratio, or for an amount or at a ratio determined in accordance with a designated formula or by reference to extrinsic data or events; and, as to any shares of a series so convertible or exchangeable, such other terms and conditions on which the shares of the series may be converted or exchanged;

               (f) The rights, if any, of the holders of the shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

               (g) Whether the shares of the series shall have priority over or parity with or be junior to the shares of any other class or series, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series, or (iii) the payment of dividends on, the making of other distributions with respect to, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of any such series as to dividends or other distributions, and the terms of any such restrictions, or any other restrictions with respect to shares of any class or series on parity with or ranking junior to the shares of such series in any respect;

               (h) Whether and in what circumstances shares of a series shall have voting rights, which voting rights, if any, may be general,


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          special,  conditional  or  limited  (and,  in  the  case  of  special, conditional or limited voting rights, may confer upon holders of such series in certain circumstances the exclusive right to elect a majority of the members of the Board of Directors); and, as to any shares of a series having voting rights, the number of votes each holder shall be entitled to cast per each share of the series and whether holders of the series are entitled to vote separately or together with the holders of one or more other series of Preferred Shares on all or some matters as a separate voting group; and

               (i) Any other powers, preferences, privileges and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent now and hereafter permitted by law.

               3. Issuance of Preferred Shares. Subject to the following provisions of this subparagraph 3, shares of any series of Preferred Shares may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors. The relative powers, preferences and rights of each series of Preferred Shares in relation to the powers, preferences and rights of each other series of Preferred Shares shall be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Paragraph B of Article VI. Except as otherwise declared by law, the consent by class or series vote or otherwise of the holders of such of the series of the Preferred Shares as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Shares, whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Shares that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Shares."

     3. The foregoing Amendment required shareholder approval. The foregoing Amendment was approved by the shareholders on May 13, 1997 at the annual meeting of the shareholders. Such meeting was duly called pursuant to notice as provided in the Corporation's By-laws. No Preferred Shares are issued and outstanding. The total number of Common Shares of the Corporation outstanding and entitled to vote on the Amendment was 10,059,093. The total number of votes represented at the meeting of the shareholders in person or by proxy was 8,052,423 Common Shares. The total number of Common Shares voting in favor of the Amendment was 7,962,107 or 79.15% of the Corporation's Common Shares outstanding and entitled


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to vote on the Amendment, which constitutes sufficient approval of the Amendment under the Corporation's Amended and Restated Articles of Incorporation.

     4. All other Articles set forth in those Amended and Restated Articles of Incorporation filed with the Secretary of State of the Commonwealth of Kentucky on December 21, 1992, are true and accurate and are not modified by these Articles of Amendment to Amended and Restated Articles of Incorporation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on behalf of the Corporation this 29th day of May , 1997.

                                      RES-CARE, INC.


                                      By:  /s/ Ronald G. Geary
                                           -------------------
                                           Ronald G. Geary
                                           President and Chief Executive Officer


This instrument prepared by:



/s/ Gary R. Weitkamp
--------------------
Gary R. Weitkamp, Esq.
REED WEITKAMP SCHELL COX & VICE
2400 Citizens Plaza
Louisville, Kentucky 40202
(502) 589-1000